Exhibit 10.1

PRESS RELEASE

Magic Reports Second Quarter 2014 Results with Revenues Increasing 17% Year over Year to $40.6 Million, and Non-GAAP Operating Income Increasing 28% Year over Year to $6.0 Million

Revenues for the first half of 2014 increased 20% year over year to $81.6 million; Non-GAAP operating income for the first half increased 25% to $12.4 million

Or Yehuda, Israel, August 11, 2014 – Magic Software Enterprises Ltd. (NASDAQ and TASE: MGIC), a global provider of mobile and cloud-enabled application and business integration platforms, announced today its financial results for the six months and second quarter ended June 30, 2014.

Financial Highlights for the Second Quarter Ended June 30, 2014

•	Revenues for the second quarter increased 17% year over year to $40.6 million from $34.8 million in the same period last year.

•	Operating income for the second quarter increased 26% to $5.1 million, compared to $4.1 million in the same period last year; Non-GAAP operating income for the second quarter increased 28% to $6.0 million, compared to $4.7 million in the same period last year.

•	Net income for the second quarter increased 11% to $3.9 million (or $0.09 per fully diluted share) compared to $3.5 million (or $0.09 per fully diluted share) in the same period last year; Non-GAAP net income for the second quarter increased 24% to $4.7 million, compared to $3.8 million in the same period last year.

Financial Highlights for the Six-Month Period Ended June 30, 2014

•	Revenues for the first half of 2014 increased 20% to $81.6 million compared to $68.2 million in the same period last year.

•	Operating income for the first half of 2014 increased 27% to $11.1 million compared to $8.7 million in the same period last year; Non-GAAP operating income for the first half of 2014 increased 25% to $12.4 million compared to $9.9 million in the same period last year.

•	Net income for the first half of 2014 increased 19% to $8.3 million (or $0.20 per fully diluted share) compared to $7.0 million (or $0.19 per fully diluted share) in the same period last year. Non-GAAP net income for the first half of 2014 increased 20% to $9.7 million compared to $8.0 million in the same period last year.

•	Operating cash flow for the first half of 2014 totaled approximately $12 million.

•	Total net cash, cash equivalents and short-term investments as of June 30, 2014, amounted to $92.8 million.

Comments of Management

Guy Bernstein, Chief Executive Officer of Magic Software Enterprises, said, “I am very pleased to report that Magic maintained double-digit growth momentum through the second quarter and first half of 2014 with strong performance in sales and profitability across our products and professional services. We are further encouraged by the favorable reception for our latest enterprise mobility releases, offering user-experience enhancements and a component-based mobile accelerator framework."

“Our business visibility coupled with our well-diversified portfolio and global reach gives us the confidence to reassert our commitment to our previously announced revenue guidance of $161 million to $165 million for the full-year 2014,” added Bernstein.

Conference Call Details

Magic’s Management will host an interactive conference today, August 11, at 10:00am Eastern Time (7:00am Pacific Time, 17:00 Israel Time). On the call, management will review and discuss the results, and will also be available to answer investors’ questions.

To participate, please call one of the following teleconferencing numbers. Please begin placing your calls at least 10 minutes before the conference call commences. If you are unable to connect using the toll-free numbers, call the international dial-in number.

NORTH AMERICA: 1.888.668.9141

UK: 0 800 917 5108

ISRAEL: 03.918.0650

INTERNATIONAL: +972.3.918.0650

For those unable to listen to the live call, a replay of the call will be available for three months from the day after the call under the investor relations section of Magic’s website.

Non-GAAP Financial Measures

This release includes non-GAAP operating income, net income, basic and diluted earnings per share and other non-GAAP financial measures. These non-GAAP measures exclude the following items:

•	Amortization of purchased intangible assets;

•	In-process research and development capitalization and amortization;

•	Equity-based compensation expense;

•	Change in valuation of contingent consideration; and

•	The related tax effects of the above items.

Summary of Non-GAAP Financial Information

U.S. Dollars in thousands, except per share amounts

	Three months ended		Six months ended
	June 30,		June 30,
	2014	2013	2014	2013
	Unaudited		Unaudited
Non-GAAP
Revenues	$40,633	$34,756	$81,582	$68,170
Gross profit	16,740	14,900	34,457	29,446
Operating income	6,023	4,690	12,431	9,921
Net income attributable to Magic Software shareholders	4,715	3,792	9,677	8,032
Basic earnings per share	0.11	0.10	0.23	0.22
Diluted earnings per share	0.11	0.10	0.23	0.22

Magic Software’s management believes that the presentation of non-GAAP measures provides useful information to investors and management regarding financial and business trends relating to the Company’s financial condition and results of operations as well as the net amount of cash generated by its business operations after taking into account capital spending required to maintain or expand the business.

These non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles. Magic Software believes that non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with Magic Software’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Magic Software’s results of operations in conjunction with the corresponding GAAP measures.

Please refer to the Reconciliation of Selected Financial Metrics from GAAP to Non-GAAP tables below.

About Magic Software Enterprises

Magic Software Enterprises Ltd. (NASDAQ and TASE: MGIC) is a global provider of mobile and cloud-enabled application and business integration platforms.

For more information, visit www.magicsoftware.com.

Forward Looking Statements

Some of the statements in this press release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities and Exchange Act of 1934 and the United States Private Securities Litigation Reform Act of 1995. Words such as "will," "expects," "believes" and similar expressions are used to identify these forward-looking statements (although not all forward-looking statements include such words). These forward-looking statements, which may include, without limitation, projections regarding our future performance and financial condition, are made on the basis of management’s current views and assumptions with respect to future events. Any forward-looking statement is not a guarantee of future performance and actual results could differ materially from those contained in the forward-looking statement. These statements speak only as of the date they were made, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We operate in a changing environment. New risks emerge from time to time and it is not possible for us to predict all risks that may affect us. For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to the Risk Factors detailed in our Annual Report on Form 20-F for the year ended December 31, 2013 and subsequent reports and registration statements filed from time to time with the Securities and Exchange Commission.

Magic is a registered trademark of Magic Software Enterprises Ltd. All other product and company names mentioned herein are for identification purposes only and are the property of, and might be trademarks of, their respective owners.

Press Contact:

Tania Amar, VP Global Marketing

Magic Software Enterprises

Tel: +972 (0)3 538 9300

tania@magicsoftware.com

MAGIC SOFTWARE ENTERPRISES LTD. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

U.S. dollars in thousands (except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2014	2013	2014	2013
	Unaudited		Unaudited
Revenues	$40,633	$34,756	$81,582	$68,170
Cost of Revenues	24,965	20,965	49,272	40,855
Gross profit	15,668	13,791	32,310	27,315
Research and development, net	1,220	919	2,400	1,802
Selling, marketing and general and administrative expenses	9,321	8,805	18,830	16,805
Total operating costs and expenses	10,541	9,724	21,230	18,607
Operating income	5,127	4,067	11,080	8,708
Financial expenses, net	321	122	460	520
Income before taxes on income	4,806	3,945	10,620	8,188
Taxes on income	646	282	1,612	777
Net income	$4,160	$3,663	$9,008	$7,411
Net income attributable to non-controlling interests	(308)	(182)	(661)	(410)
Net income attributable to Magic Software's Shareholders	$3,852	$3,481	$8,347	$7,001

Net earnings per share attributable to Magic Software's shareholders:
Basic	$0.09	$0.10	$0.20	$0.19
Diluted	$0.09	$0.09	$0.20	$0.19

Weighted average number of shares used in
computing net earnings per share attributable to
Magic Software's shareholders:

Basic	44,158	36,722	42,407	36,691
		.
Diluted	44,470	37,243	42,563	37,165

MAGIC SOFTWARE ENTERPRISES LTD. AND ITS SUBSIDIARIES

RECONCILIATION OF GAAP AND NON-GAAP RESULTS

STATEMENTS OF INCOME FOR COMPARATIVE PURPOSES

U.S. dollars in thousands (except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2014	2013	2014	2013
	Unaudited		Unaudited

GAAP gross profit	$15,668	$13,791	$32,310	$27,315
Amortization of capitalized software	992	1,037	1,992	2,010
Amortization of other intangible assets	73	70	147	115
Stock-based compensation	7	2	8	6
Non-GAAP gross profit	$16,740	$14,900	$34,457	$29,446

GAAP operating income	$5,127	$4,067	$11,080	$8,708
Gross profit adjustments	1,072	1,109	2,147	2,131
Amortization of other intangible assets	857	714	1,693	1,403
Capitalization of software development	(1,142)	(1,290)	(2,241)	(2,500)
Change in valuation of contingent consideration	-	-	(400)	-
Stock-based compensation	109	90	152	179
Non-GAAP operating income	$6,023	$4,690	$12,431	$9,921

GAAP net income attributable to Magic Software's shareholders	$3,852	$3,481	$8,347	$7,001
Operating income adjustments	896	623	1,351	1,213
Unwinding of discount in connection with liabilities due to acquisitions	-	8	-	215
Amortization expenses attributed to redeemable non-controlling interests	(37)	(30)	(74)	(60)
Deferred taxes on the above items	4	(290)	53	(337)
Non-GAAP net income attributable to Magic Software's shareholders	$4,715	$3,792	$9,677	$8,032

Non-GAAP basic net earnings per share
attributable to Magic Software shareholders	0.11	0.10	0.23	0.22
Weighted average number of shares used in
computing basic net earnings per share	44,158	36,722	42,407	36,691

Non-GAAP diluted net earnings per share
attributable to Magic Software shareholders	0.11	0.10	0.23	0.22
Weighted average number of shares used in
computing diluted net earnings per share	44,502	37,293	42,579	37,221

MAGIC SOFTWARE ENTERPRISES LTD. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands

	June 30,	December 31,
	2014	2013
	Unaudited
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$92,342	$35,134
Available-for-sale marketable securities	442	854
Trade receivables, net	35,377	31,976
Other accounts receivable and prepaid expenses	5,464	5,209
Total current assets	133,625	73,173

LONG-TERM RECEIVABLES:
Severance pay fund	418	403
Other long-term receivables	4,102	3,792
Total long-term receivables	4,520	4,195

PROPERTY AND EQUIPMENT, NET	2,095	1,773
INTANGIBLE ASSETS AND GOODWILL, NET	87,208	87,862

TOTAL ASSETS	$227,448	$167,003

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Short-term debt	$1,056	$1,055
Trade payables	3,827	4,149
Accrued expenses and other accounts payable	15,095	16,937
Deferred tax liability	1,641	2,567
Deferred revenues	8,303	3,294
Total current liabilities	29,922	28,002

NON-CURRENT LIABILITIES:
Long-term debt	1,945	2,274
Long-term deferred tax liabilty	2,235	2,204
Liabilities due to acquisition activities	779	1,396
Accrued severance pay	1,358	1,275
Total non-current liabilities	6,317	7,149

REDEEMABLE NON-CONTROLLING INTEREST	3,184	2,721

SHAREHOLDERS' EQUITY:
Magic Software Shareholders' equity	186,694	128,144
Non-controlling interests	1,331	987
Total shareholders' equity	188,025	129,131
	1331
TOTAL LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST AND EQUITY	$227,448	$167,003